Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Reports on Nasdaq Listing Status

SAN DIEGO, June 24, 2005 — PETCO Animal Supplies, Inc. (NASDAQ: PETCE) today announced that on June 20, 2005, the Company received a notice from the NASDAQ Stock Market, Inc. Listing Qualifications Staff that the Company failed to timely file its Report on Form 10-Q for the quarterly period ended April 30, 2005 (the “First Quarter 10-Q”) with the Securities and Exchange Commission (the “SEC”) as required by NASDAQ Marketplace Rule 4310(c)(14) and that this deficiency is an additional basis for delisting its securities from the NASDAQ National Market.

The Company had previously reported that it received a notice of a determination by NASDAQ’s Listing Qualifications Staff that it failed to comply with NASDAQ listing standards set forth in NASDAQ Marketplace Rule 4310(c)(14) due to the delayed filing of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 Form 10-K”) with the SEC and that its securities were therefore subject to delisting from the NASDAQ National Market. The Company requested a hearing before the NASDAQ Listing Qualifications Panel and was granted a hearing date of June 30, 2005, thus staying the delisting action pending the hearing. The failure to file the First Quarter 10-Q will also be considered during the hearing.

As a result of errors involving the under-accrual of expenses in the Company’s Distribution Operation, the Company commenced an internal review of its financial results for the fourth quarter and fiscal year ended January 29, 2005. Until this review is complete, the Company cannot finalize its financial statements for the period ended January 29, 2005 or file its 2004 Form 10-K and First Quarter 10-Q. The Company is endeavoring to facilitate the completion of the review as soon as possible so as to permit the filing of the 2004 Form 10-K and First Quarter 10-Q. Until the Company is current with its periodic reporting requirements with the SEC, the Company’s trading symbol will remain PETCE.

About PETCO Animal Supplies, Inc.

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.8 billion in fiscal 2004. It operates over 740 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $23 million in support of more than 2,700 non-profit grassroots animal welfare organizations around the nation.

Forward-looking Statements

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the possibility that, in finalizing year-end processes, PETCO may determine that it had a significant deficiency or material weakness in internal control over financial reporting for fiscal 2004, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements or that other facts may come to the Company’s attention which may result in a restatement of the Company’s financial statements. These and other factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.